Exhibit 5.1

Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY goodwinlaw.com +44 (0) 20 7447 4200

10 August 2023

Orchard Therapeutics plc

245 Hammersmith Road

3rd Floor

London

W6 8PW

England

Ladies and Gentlemen:

Orchard Therapeutics plc – Registration Statement on Form S-3 – Exhibit 5.1

We have acted as English legal advisers to Orchard Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 to which this letter is attached as an exhibit (the “Registration Statement”) including a prospectus (the “Prospectus”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale by certain selling securityholders of up to 20,825,049 American Depositary Shares of the Company (“ADSs”) representing 208,250,490 of the Company’s ordinary shares, nominal value £0.10 per share (“Ordinary Shares”), consisting of (i) 99,166,900 Ordinary Shares represented by 9,916,690 ADSs, of which 53,461,574 Ordinary Shares are presently issued and 45,705,326 are issuable upon the redesignation of 45,705,326 non-voting ordinary shares, nominal value £0.10 per share (“Non-Voting Ordinary Shares” and together with the Ordinary Shares, the “Shares”), and (ii) up to 109,083,590 Ordinary Shares issuable upon the exercise of outstanding warrants (the “Warrants”) to purchase Ordinary Shares held by the selling securityholders (or upon the redesignation of Non-Voting Ordinary Shares that are issuable to holders of the Warrants upon exercise of such Warrants for Non-Voting Ordinary Shares in lieu of Ordinary Shares) and represented by up to 10,908,359 ADSs (the “Warrant Shares”).

The filing of the Registration Statement is in connection with the private placement of the Shares and the Warrants pursuant to a securities purchase agreement dated 6 March 2023 (the “Purchase Agreement”) by and among the Company and the Purchasers (as defined in the Purchase Agreement) set out therein. The Purchase Agreement provides for the registration of (i) the Ordinary Shares issued and sold under the Purchase Agreement, which may be represented by ADSs, (ii) the Ordinary Shares resulting from the redesignation of Non-Voting Ordinary Shares issued and sold under the Purchase Agreement, which may be represented by ADSs and (iii) the Warrant Shares (collectively, the “Registrable Shares”) and, in particular, includes the terms of issue attaching to the Non-Voting Ordinary Shares attached thereto at Exhibit B (the “Terms of Issue”).

The Company’s ADSs are listed on The Nasdaq Capital Market under the symbol “ORTX”.

We understand that the existing issued Ordinary Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

1.	INTRODUCTION

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

Orchard Therapeutics plc

10 August 2023

1.1	Purpose

In connection with the preparation and filing of a registration statement on Form S-3, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate. We have reviewed the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 10 August 2023 at 10.00 a.m. (London time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 10 August 2023 at 10.00 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)

a certificate dated 10 August 2023 signed by the President and Chief Operating Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the President and Chief Operating Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

i.

PDF executed copies of resolutions of the board of directors of the Company (the “Board”) dated 5 March 2023 and the transaction committee constituted by certain members of the Board (the “Transaction Committee”) dated 5 March 2023 authorising the Company, inter alia, to issue for sale the Shares and the Warrants in accordance with the offer terms set out in the Purchase Agreement and the Warrants;

ii.

PDF executed copies of the resolutions passed by the shareholders of the Company at (a) the general meeting of the Company held on 16 June 2021 and (b) the general meeting of the Company held on 14 June 2023, at both of which it was resolved, inter alia, to grant authorities to the Board for the purposes of sections 551 and 570 of the Companies Act 2006, as amended to allot shares or grant rights to subscribe for shares (the “Shareholder Resolutions”);

iii.	a PDF copy of the current articles of association of the Company adopted on 17 June 2020 (the “Articles”);

Orchard Therapeutics plc

10 August 2023

iv.

PDF copies of (a) the certificate of incorporation of the Company dated 1 August 2018 and (b) the certificate of incorporation on re-registration of the Company as a public limited company dated 29 October 2018; and

v.	a PDF copy of the Terms of Issue in relation to the Non-Voting Ordinary Shares issued pursuant to the Purchase Agreement,

(d)	a PDF copy of the duly executed Purchase Agreement dated 6 March 2023 which for the avoidance of doubt includes the Terms of Issue (referred to above);

(e)

PDF executed copies of the Warrants issued to each Purchaser by the Company at each Closing (as defined in the Purchase Agreement) pursuant to which the Company granted each Purchaser the right to subscribe for and purchase a certain number of Warrant Shares in the Company (in accordance with the terms of the Purchase Agreement); and

(f)	a draft copy of the Registration Statement (which for the avoidance of doubt includes the Prospectus) to be filed with the SEC on 10 August 2023.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Prospectus Supplement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it;

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters; and

(c)

we express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it.

Orchard Therapeutics plc

10 August 2023

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, we are of the opinion that as at today’s date:

(a)

the Company is a public limited company duly incorporated under English law, noting the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver or administrator in respect of it or any of its assets;

(b)

the Ordinary Shares represented by ADSs, when issued and sold as contemplated in the Registration Statement, the Prospectus and any related Prospectus supplement(s) and in accordance with the Purchase Agreement, will be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital; and

(c)

the Warrant Shares represented by ADSs, when issued against payment therefore in accordance with the terms of the Warrants and sold as contemplated in the Registration Statement, the Prospectus and any related Prospectus supplement(s), will be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Orchard Therapeutics plc

10 August 2023

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

Orchard Therapeutics plc

10 August 2023

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;

(c)	the accuracy as to factual matters of each document we have reviewed;

(d)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(e)

that the Articles remain in full force and effect and no alteration has been made or will be made to such articles of association, in each case prior to the date of allotment and issue of any of the Registrable Shares (the “Allotment Date”);

(f)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Registration Statement;

(g)	that the Registration Statement (including the Prospectus), as finally amended, has become effective under the Securities Act;

(h)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(i)	the Registrable Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom;

(j)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Registration Statement;

Orchard Therapeutics plc

10 August 2023

(k)	an appropriate prospectus supplement with respect to the Registrable Shares has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder;

(l)

that the resolutions of the Board and the Transaction Committee provided to us in connection with the giving of this opinion were duly and validly passed in accordance with the requirements of the Companies Act 2006 and have not been rescinded or amended and each remains in full force and effect and that any provisions contained in the Companies Act 2006 or the Articles relating to the declaration of directors’ interests of the power of interested directors to vote were duly observed;

(m)

in respect of the resolutions of the Board and the Transaction Committee provided to us in connection with the giving of this opinion, (i) in passing such resolutions the directors of the Company were acting in good faith, (ii) the transactions and other matters referred to in the resolutions were or are to be entered into and effected by the Company for the purpose of carrying on its business, (iii) at the time such transactions or matters were or (as the case may be) are to be entered into or effected the directors of the Company had or (as the case may be) will have reasonable grounds for believing that the transactions or matters would or (as the case may be) will promote the success of such company for the benefit of its members as a whole and (iv) the directors of the Company exercise their powers in connection with the transactions or matters in accordance with all applicable laws and the memorandum and articles of association of the Company;

(n)

that the Shareholder Resolutions provided to us in connection with the giving of this opinion are a true record of the resolutions of the Company’ shareholders, were duly and validly passed in accordance with the requirements of the Companies Act 2006 and, as at the Allotment Date, have not been rescinded or amended and remain in full force and effect;

(o)

that, as at the Allotment Date, the directors have not issued shares, or granted rights to subscribe for, or to convert, any security into, shares which would, when aggregated with the allotment of Registrable Shares, result in the directors exceeding the limited prescribed by the Shareholder Resolutions;

(p)

that in relation to the allotment and issue of the Registrable Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(q)	the Shares and the Warrants have been sold and issued in accordance with the Purchase Agreement, or similar agreement duly authorised, executed and delivered as may be required from time to time;

(r)	the Warrant Shares will be issued in accordance with the Warrants, if and when such Warrants are exercised in accordance with their terms;

Orchard Therapeutics plc

10 August 2023

(s)

that the issue of the Shares and the Warrants was accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and, in the case of the Shares, registered in the register of holders of shares maintained for this purpose, in accordance with the then operative Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

(t)

that the Warrant Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of shares maintained for this purpose, in accordance with the then operative Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

(u)

the directors of the Company, including the Transaction Committee or other appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Registrable Shares and related matters;

(v)

that the directors of the Company acted or will act in accordance with sections 171 to 174 of the UK Companies Act 2006 in approving the board resolutions and that all actions to be carried out by the Company are or will be in its commercial interests;

(w)

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 or any obligation therein or otherwise affect the opinions expressed in this letter;

(x)

that no Registrable Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

(y)

that no Registrable Shares or rights to subscribe for Registrable Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Registrable Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(z)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company); and

Orchard Therapeutics plc

10 August 2023

(aa)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

Orchard Therapeutics plc

10 August 2023

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(e)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(f)

it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement; or (ii) that no material facts have been omitted from it.